Exhibit I-1

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

[Translation]

May 12, 2022

To whom it may concern:

Company name: KANEKA CORPORATION

Representative: Minoru Tanaka, President

(Code number: 4118, the Prime market of the Tokyo Stock Exchange, the Premier market of the Nagoya Stock Exchange)

Contact: Osamu Ishida, Executive Officer (Investors & Public Relations)

(Phone: +81-3-5574-8090)

Company name: CEMEDINE CO., LTD.

Representative: Hidesuke Amachi, President and Representative Director

(Code number: 4999, the Standard market of the Tokyo Stock Exchange)

Contact: Akihiko Iida, Director and Administration Manager

(Phone: +81-3-6421-7411)

Announcement of Conclusion of Share Exchange Agreement (through a simplified share exchange (kan-i kabushiki kokan)) by KANEKA CORPORATION

Making CEMEDINE CO., LTD. a Wholly Owned Subsidiary

KANEKA CORPORATION (“KANEKA”) and CEMEDINE CO., LTD. (“CEMEDINE”) hereby announce as follows that both companies resolved at their board of directors meetings held today to conduct a share exchange (the “Share Exchange”), in which KANEKA will become the wholly owning parent company through such share exchange and CEMEDINE will become the wholly owned subsidiary through such share exchange, and concluded a share exchange agreement (the “Share Exchange Agreement”) between the companies as of today.

KANEKA intends to carry out the Share Exchange through a simplified share exchange (kan-i kabushiki kokan) pursuant to the provisions of Article 796, Paragraph 2 of the Companies Act (Act No. 86 of 2005, as amended; the same shall apply hereinafter), without obtaining approval by its General Meeting of Shareholders for the conclusion of the Share Exchange Agreement, and CEMEDINE intends to carry out the Share Exchange after obtaining approval for the Share Exchange Agreement by resolution of its Ordinary General Meeting of Shareholders scheduled to be held on June 15, 2022. The Share Exchange is scheduled to be effective on August 1, 2022.

Prior to the effective date of the Share Exchange (scheduled to be August 1, 2022), common shares of CEMEDINE (the “CEMEDINE Shares”) are scheduled to be delisted from the Standard market of the Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) on July 28, 2022 (last trading date being July 27, 2022).

1. The Objectives of the Share Exchange

KANEKA was founded in 1949 and was listed on the First Section of the Tokyo Stock Exchange and the First Section of the Osaka Stock Exchange (hereinafter referred to as the “Osaka Stock Exchange”; As a result of the merger of the spot markets of the Tokyo Stock Exchange and the Osaka Stock Exchange in July 2015, KANEKA was then appointed to be listed on the First Section of the Tokyo Stock Exchange) on October 31, 1949. KANEKA was also listed on the First Section of the Nagoya Stock Exchange, Inc. (the “Nagoya Stock Exchange”) on December 21, 1949. As of March 31, 2022, the KANEKA Group (a corporate group consisting of KANEKA, 90 consolidated subsidiaries, 22 non-consolidated subsidiaries, and 16 affiliates of KANEKA (of which 3 companies are equity-method affiliated companies); the same shall apply hereinafter) is composed of “Material Solutions Unit (polyvinyl chloride, impact modifiers, silyl-terminated polyether, etc.),” “Quality of Life Solutions Unit (styrene foam resins and molded products, polyimide film, photovoltaic power generation systems, acrylic synthetic fibers, etc.),” “Health Care Solutions Unit (medical devices, raw materials for small molecule pharmaceuticals, APIs, biopharmaceuticals, etc.),” and “Nutrition Solutions Unit (functional foodstuffs, margarine, spices, daily products, etc.),” and it globally operates its businesses in a wide range of sectors.

Under the Management Philosophy which comprises the “Corporate Philosophy,” “Corporate Ideals,” and “ESG Charter,” set forth in its long-term management vision, the “Declaration of KANEKA UNITED for the future,” which was formulated at the 60th anniversary of its founding in September 2009, the KANEKA Group has stated that the top management priority of the group is to achieve sustainable growth and enhance medium to long-term corporate value. In addition, in order to achieve the “Declaration of KANEKA UNITED for the future,” the KANEKA Group has set its goal in the current medium-term management plan to contribute to society through its business activities by allocating its business resources preferentially to four growing areas: “Environment and Energy,” “Health,” “Information Communication,” and “Foods Production Support.”

Meanwhile, CEMEDINE was founded in 1923 and was listed on the Second Section of the Tokyo Stock Exchange in 1968. As of today, the CEMEDINE Group (a corporate group consisting of CEMEDINE, eight consolidated subsidiaries, and two equity-method affiliated companies of CEMEDINE; the same shall apply hereinafter) has established its foundation as a specialized manufacturer of adhesives and sealing materials, and its superior quality and technological capabilities are widely known both in Japan and overseas. Under the Corporate Philosophy of “Contributing to Society by Providing Better Products to More People,” the products of the CEMEDINE Group, including “CEMEDINE A,” a solution-type adhesive, the manufacturing and sale of which commenced in November 1923 (in 1931, “CEMEDINE” was registered as a trademark) and “CEMEDINE C,” which was launched in March 1938 and is Japan’s first household use synthetic adhesive that is colorless, transparent, and extremely water-resistant, heat-resistant, and quick-drying, have grown popular nationwide through the model airplane boom and educational support activities, and are widely used as a synonym for adhesives. In addition to the above products, the CEMEDINE Group has introduced many innovative products to the market, such as “CEMEDINE POS Seal,” a sealant with excellent durability, suitable for a wide range of applications in the interior and exterior of buildings, and “CEMEDINE Super X,” a solvent-free elastic adhesive, available for adhesive bonding. The CEMEDINE Group is also known for its strong development capabilities and, in recent years, it has been actively expanding its business overseas, starting with the establishment of a Taiwanese subsidiary, “Taiwan CEMEDINE Co., Ltd.,” in 1977, followed by business expansions to Thailand in 1981, China and the Philippines in 2012 and the United States in 2013. With the mission of “‘Valuable Adhesion’—Create new value through adhesion, and solve the needs of society,” the CEMEDINE Group is implementing measures to strengthen and expand the fundamentals of the entire group.

The KANEKA Group supplies its products, such as silyl-terminated polyether, to the CEMEDINE Group as raw materials for the products of the CEMEDINE Group, and has been acquiring the CEMEDINE Shares in stages in order to form a cooperative relationship between both groups. Since its capital participation through a third-party allotment in April 1990, KANEKA has additionally acquired the CEMEDINE Shares through transactions in and outside the market, including the tender offer implemented in December 2015. As of today, 8,218,700 shares of the CEMEDINE Shares (54.76% (rounded to the nearest two decimal places; the same shall apply hereinafter with respect to the calculation of holding ratios) of the total number of issued and outstanding shares (excluding treasury shares) as of March 31, 2022) are held by KANEKA.

In recent years, the business environment surrounding both companies is significantly changing. After CEMEDINE became a consolidated subsidiary, KANEKA has been focusing on achieving the envisioned synergies, including (i) new development of products in the fields where significant growth is expected, such as structural adhesives (Note 1) and thermal conductive adhesives (Note 2), (ii) global business expansions in Europe, the United States and Asia, and (iii) implementation of measures and other efforts to strengthen cost competitiveness and to ensure safe and stable operations by utilizing the human resources, expertise, etc., of KANEKA. Specifically, both companies have been working closely together in their R&D in cutting-edge fields as well as in market development and business expansion in the construction and automobile fields in China, the United States and other countries. As a consequence, results were achieved to a reasonable extent. However, under the current situation, where KANEKA and CEMEDINE are independently operating their businesses as separate listed companies, the KANEKA Group as a whole is not sufficiently capable of making optimal decisions in a timely and flexible manner; for example, careful consideration should be given to the interests of CEMEDINE’s minority shareholders with respect to joint business operations and mutual utilization of business resources between both companies. This is believed to be a hindrance for further expansion of overseas business, new business development, and speedy execution of technological development. At the same time, based on the recent discussions regarding the independence of listed companies, including the “Practical Guidelines on Group Governance Systems” formulated by the Ministry of Economy, Trade and Industry in 2019 as well as the establishment of the “Study Group on Protection of Minority Shareholders by Dependent Listed Companies” in 2020, KANEKA continued to examine the ideal capital relationship with CEMEDINE. And finally, KANEKA reached the conclusion that making CEMEDINE a wholly owned subsidiary of KANEKA through the Share Exchange would contribute to further speeding up the KANEKA Group’s overall decision-making process and enable the timely and appropriate allocation and utilization of the management resources of both companies to address important issues such as new business development and overseas business expansion, and would be the best choice for both KANEKA and CEMEDINE in terms of increasing their corporate values. Thus, KANEKA made a proposal to CEMEDINE for the Share Exchange in late December 2021.

(Note 1)	“Structural adhesive” is a highly reliable adhesive that can withstand large loads for long periods of time, such as those for automobiles, ships and airplanes. In recent years, adhesives have been diversified and are attracting increasing attention due to characteristics such as their ability to bond dissimilar materials in order to reduce the weight of automobiles and create a comfortable driving experience.

(Note 2)	“Thermal conductive adhesives” is an adhesive with high thermal conductivity and excellent heat dissipation, used for adhesion of components that are exposed to high temperatures, such as electric components, and other purposes.

KANEKA believes that the benefit CEMEDINE will obtain from its becoming a wholly owned subsidiary of KANEKA through the Share Exchange is that CEMEDINE will be able to quickly and flexibly utilize KANEKA’s business resources, including its global business platforms, customer network, technology, know-how, and human resources, and thereby, CEMEDINE can further enhance its brand and business values and become a company with a stronger presence.

Specifically, by deepening the integration of KANEKA’s polymer synthesizing technology and CEMEDINE’s blending technology and assessment technology related to raw material resins, it is possible to further accelerate CEMEDINE’s development of new structural adhesives and thermal conductive adhesives and realize business expansion faster and effectively by utilizing the global business resources of KANEKA. With respect to structural adhesive, it is expected to increase the adoption of such adhesives by improving their performance for automobile body joining applications, and by globally expanding such applications. Further, as for the application to buildings, structural adhesives are being offered as a new bonding method other than conventional bolting or welding. It is expected to expand the business of CEMEDINE by utilizing more effectively the relationships between KANEKA and general contractors, housebuilders, building contractors, etc., in the business of thermal insulating material, PV (Note 3), etc. Also, with respect to thermal conductive adhesive, CEMEDINE’s business can be accelerated in Europe and the United States by leveraging the development of CEMEDINE products with the information on needs, technologies, products, customer access, etc., held by both companies regarding thermal countermeasures in the electrical machinery and telecommunication fields, and by utilizing KANEKA’s global network related to application for the purpose of heat dissipation of electric components of EVs (electric-powered vehicles), for which significant growth is expected in the future.

(Note 3)	“PV” stands for “photovoltaic.” For KANEKA, it means the business of manufacturing and sale of solar modules.

In the meantime, in response to the proposal from KANEKA, which is its parent company and the controlling shareholder, CEMEDINE examined specific details of an independent examination system that will be necessary for the examinations of the Share Exchange, in order to ensure the fairness of the Share Exchange as stated in “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” of “3. Rationale for the terms of allotment associated with the Share Exchange” and appropriately established such examination system. Then, after mid-February of 2022, CEMEDINE started to conduct specific examinations regarding the Share Exchange. In starting such specific examinations, for the purpose of ensuring the fairness, transparency and objectivity of the decision-making process of its board of directors and eliminating arbitrariness in decision-making with respect to the proposal from KANEKA, on February 25, 2022, CEMEDINE established a special committee (the “Special Committee;” please refer to “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” of “3. Rationale for the terms of allotment associated with the Share Exchange” below for the details) consisting of the committee members who are without vested interest in and independent of KANEKA, which is the controlling shareholder, and in addition, established a system for specific examinations, including engaging outside experts.

As a result of careful examinations on the proposal from KANEKA under such system, CEMEDINE realized that the Share Exchange would be beneficial to enhance the corporate value of CEMEDINE because, if CEMEDINE becomes a wholly owned subsidiary of KANEKA, in addition to the pursuit of faster decision-making for business decisions through even closer collaboration between both company groups, greater use of the business resources of both company groups, including assets, technology, know-how and overseas networks will allow the two groups to flexibly implement business strategies from a medium- to long-term perspective. After the Share Exchange, the following specific measures and business synergies are expected to be realized:

1.

by CEMEDINE’s active use of the abundant business resources the KANEKA Group possesses in its wide range of business areas, including its assets, technology, human resources, know-how, overseas operation bases and other infrastructures, CEMEDINE will further accelerate business restructuring such as the expansion of new projects and globalization;

2.

by combining the CEMEDINE Group’s technology concerning adhesives, specifically, technology for compounding various raw materials, technology for evaluation, such as durability and adhesiveness, and technology to add value such as electrical conductivity and damp-proofing, with the KANEKA Group’s technology for polymer synthesis for raw resins, it will promote technology development of new adhesives, sealing materials, coating materials and other materials mainly for industrial use overseas, or the European and the United States markets in particular, while further strengthening the fundamentals of both companies;

3.

by adding the KANEKA Group’s thermal conductive adhesives for electric equipment and LED parts, and the CEMEDINE Group’s adhesives for electronic materials, to the product lineup of both companies, it will promote sales of such extensive lineup by utilizing both companies’ markets to further expand their business operations;

4.

by CEMEDINE becoming an unlisted company, it will allow CEMEDINE to engage in flexible and prompt decision-making regardless of the short-term stock market valuation, and by enhancing business efficiency through cost reduction, etc., associated with the termination of the listing of both parent company and its subsidiary, as well as by intensifying access to the corporate resources such as the funds and personnel of the KANEKA Group, accelerate the growth strategy.

In the above situation, as a result of careful examinations by CEMEDINE of the proposal from KANEKA, CEMEDINE believed that, becoming a wholly owned subsidiary of KANEKA, which is its parent company and the supplier of raw materials for the CEMEDINE Group products, would further strengthen the collaboration with KANEKA and allow CEMEDINE to receive active investment of business resources from KANEKA, to further improve efficiency of the group management, and to establish a system to realize business strategies from a medium- to longer-term perspective based on prompt decision-making. CEMEDINE came to realize that becoming a wholly owned subsidiary of KANEKA through the Share Exchange would be beneficial to enhance its corporate value.

Both companies came to the decision that, as a method of making CEMEDINE a wholly owned subsidiary of KANEKA, it would be desirable to select the scheme of the Share Exchange because, if common shares of KANEKA (the “KANEKA Shares”) are delivered to the minority shareholders of CEMEDINE in consideration for the Share Exchange, it is possible to provide the minority shareholders of CEMEDINE, through their holding of the KANEKA Shares, with the opportunities to enjoy the synergy effects expected through the implementation of various measures that are to be taken after the Share Exchange, the business development and revenue expansion of KANEKA due to the realization of synergy effects, as well as the rise of the stock price of the KANEKA Shares as a result thereof, while, at the same time, it is possible to monetize the highly liquid KANEKA Shares from time to time by trading them on the market.

Based on the foregoing, as a result of comprehensive examinations at both companies, KANEKA and CEMEDINE shared the recognition that making CEMEDINE a wholly owned subsidiary of KANEKA in the Share Exchange would be beneficial to enhance the corporate value of both companies. After examinations and discussions on the conditions of the Share Exchange, including the ratio of allotment, KANEKA and CEMEDINE reached an agreement, and today, at their board of directors meetings, for the purpose of KANEKA making CEMEDINE its wholly owned subsidiary, both companies resolved to carry out the Share Exchange and concluded the Share Exchange Agreement. KANEKA and CEMEDINE will carry out the Share Exchange, aiming to enhance management flexibility, further strengthen the group strategy, improve business efficiency through cost reduction, etc., associated with the termination of the listing of both parent company and its subsidiary, and enhance the corporate value of both companies.

2. Outline of the Share Exchange

(1) Schedule of the Share Exchange

Record date for the Ordinary General Meeting of Shareholders to approve the Share Exchange Agreement (CEMEDINE)	March 31, 2022

Date of resolution by the board of directors on conclusion of the Share Exchange Agreement (KANEKA and CEMEDINE)	May 12, 2022

Date of conclusion of the Share Exchange Agreement (KANEKA and CEMEDINE)	May 12, 2022

Date of resolution by the Ordinary General Meeting of Shareholders to approve the Share Exchange Agreement (CEMEDINE)	June 15, 2022 (scheduled)

Last trading date (CEMEDINE)	July 27, 2022 (scheduled)

Date of delisting (CEMEDINE)	July 28, 2022 (scheduled)

Effective date of the Share Exchange	August 1, 2022 (scheduled)

(Note 1)	KANEKA intends to carry out the Share Exchange through a simplified share exchange pursuant to the provisions of Article 796, Paragraph 2 of the Companies Act, without obtaining approval for the conclusion of the Share Exchange Agreement by resolution of its General Meeting of Shareholders.

(Note 2)	The above schedule may change upon consultation and agreement between the companies, if necessary due to the progress of the procedures of the Share Exchange or for any other reason. If there is a change in the above schedule, such change will be announced promptly.

(2) Method of the Share Exchange

In the Share Exchange, KANEKA will become the wholly owning parent company through the share exchange and CEMEDINE will become the wholly owned subsidiary through the share exchange. KANEKA intends to carry out the Share Exchange through a simplified share exchange pursuant to the provisions of Article 796, Paragraph 2 of the Companies Act, without obtaining approval by resolution of a General Meeting of Shareholders. CEMEDINE intends to carry out the Share Exchange after the Share Exchange Agreement is approved by resolution of the Ordinary General Meeting of Shareholders of CEMEDINE scheduled to be held on June 15, 2022. The Share Exchange is scheduled to be effective on August 1, 2022.

(3) Details of the allotment of shares pertaining to the Share Exchange

	KANEKA (wholly owning parent company in the share exchange)	CEMEDINE (wholly owned subsidiary in the share exchange)
Allotment ratio pertaining to the Share Exchange	1	0.282
Number of shares to be delivered upon the Share Exchange	Common shares of KANEKA: 1,950,265 shares (scheduled)

(Note 1)	Share allotment ratio

0.282 shares of the KANEKA Shares will be allotted and delivered per share of the CEMEDINE Shares; provided, however, that no shares will be allotted in the Share Exchange for the 8,218,700 CEMEDINE Shares held by KANEKA (as of today). KANEKA and CEMEDINE may change the ratio of allotment in the Share Exchange above (the “Share Exchange Ratio”) upon mutual consultation and agreement, in the event of any material change in the conditions that served as the basis of such calculation.

(Note 2)	Number of the KANEKA Shares to be delivered in the Share Exchange

In the Share Exchange, KANEKA intends to allot and deliver the KANEKA Shares to the shareholders of CEMEDINE (excluding KANEKA) at a point in time immediately preceding the point in time when KANEKA acquires all issued and outstanding shares of CEMEDINE (excluding the CEMEDINE Shares held by KANEKA) (the “Record Time”), in the number obtained by multiplying the total number of the CEMEDINE Shares held by such shareholders by the Share Exchange Ratio. KANEKA intends to allot its treasury shares for the purpose of such delivery, and as such, issuance of new shares has not been scheduled for the allotment of shares in the Share Exchange. By resolution of a board of directors meeting to be held by the day immediately preceding the effective date of the Share Exchange, CEMEDINE intends to cancel by the Record Time all treasury shares it holds (including the shares to be acquired in accordance with the share purchase request by the dissenting shareholders pursuant to the provisions of Article 785, Paragraph 1 of the Companies Act pertaining to the Share Exchange). The number of shares to be delivered in the Share Exchange may change in the future due to reasons such as the acquisition or cancelation of the treasury shares by CEMEDINE. The above-mentioned number of shares to be delivered in the Share Exchange is based on the assumption that all subscription rights to shares issued by CEMEDINE will be exercised by the day immediately preceding the effective date of the Share Exchange. If any or all of the subscription rights to shares are not exercised by that day, the number of shares to be delivered in the Share Exchange will decrease.

(Note 3)	Treatment of shares less than one unit

Shareholders of CEMEDINE who will hold shares in KANEKA less than one unit (less than 100 shares) upon the Share Exchange will be entitled to use the following programs concerning the KANEKA Shares on and after the effective date of the Share Exchange. However, shareholders cannot sell KANEKA Shares of less than one unit in the financial instruments exchange market.

(i) Additional purchase program for shares less than one unit (for additional purchase to make one unit (100 shares))

This is a program through which a shareholder holding shares less than one unit in KANEKA may request KANEKA to sell the number of KANEKA Shares which, together with the existing number of shares less than one unit held by such shareholder, will make one unit (100 shares) and conduct additional purchase thereof from KANEKA, pursuant to the provisions of Article 194, Paragraph 1 of the Companies Act and Article 7 of the Articles of Incorporation of KANEKA, and any other provisions.

(ii) Repurchase program for shares less than one unit (for sale of shares less than one unit (100 shares))

This is a program through which a shareholder holding shares less than one unit in KANEKA may request repurchase of its shares less than one unit by KANEKA, pursuant to the provisions of Article 192, Paragraph 1 of the Companies Act.

(Note 4)	Handling of fractions less than one share

With respect to the shareholders of CEMEDINE who would receive an allotment and delivery of fractions less than one KANEKA Share upon the Share Exchange, KANEKA will sell KANEKA Shares in a number equivalent to the total sum of such fractions (any fraction of less than one share in the total sum shall be rounded down) and deliver the sales proceeds therefrom to such shareholders, in proportion to such fractions held by them, pursuant to the provisions of Article 234 of the Companies Act, as well as other relevant laws and regulations.

(4) Handling of subscription rights to shares and bonds with subscription rights to shares associated with the Share Exchange

With respect to all subscription rights to shares issued by CEMEDINE, if the approval for the Share Exchange Agreement is obtained at the Ordinary General Meeting of Shareholders of CEMEDINE scheduled to be held on June 15, 2022, the holders of such subscription rights to shares may exercise the same pursuant to the provisions of the terms and conditions thereof. In addition, on the day immediately preceding the effective date of the Share Exchange, CEMEDINE intends to acquire, without payment, and cancel unexercised subscription rights to shares that remain as of the same date, pursuant to the terms and conditions for the acquisition of such subscription rights to shares.

CEMEDINE has not issued any bonds with subscription rights to shares.

3. Rationale for the terms of allotment associated with the Share Exchange

(1) Rationale and reasons for the terms of allotment

As mentioned in “1. The objectives of the Share Exchange” above, KANEKA made a proposal to CEMEDINE to make CEMEDINE a wholly owned subsidiary through the Share Exchange late in December of 2021, and as a result of repeated sincere discussions and negotiations between the companies, KANEKA and CEMEDINE reached the conclusion that KANEKA making CEMEDINE a wholly owned subsidiary would be the best course of action to improve the corporate value of both companies.

In order to ensure fairness and reasonableness in the calculation of the Share Exchange Ratio as mentioned in “(3) Details of the allotment of shares pertaining to the Share Exchange” of “2. Outline of the Share Exchange” above used for the Share Exchange, KANEKA and CEMEDINE decided to separately request a third party calculation institution independent of both companies to calculate the share exchange ratio. KANEKA appointed Nomura Securities Co., Ltd. (“Nomura Securities”) and CEMEDINE appointed SMBC Nikko Securities Inc. (“SMBC Nikko Securities”) as their respective financial advisors and third party calculation institutions. As mentioned in “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” below, as a result of careful discussions and examinations, based on the document concerning the calculation of the share exchange ratio received on May 11, 2022 from Nomura Securities, which is KANEKA’s third party calculation institution, advice from OH-EBASHI LPC & PARTNERS, which is KANEKA’s legal advisor, results of the due diligence conducted by KANEKA with respect to CEMEDINE and other matters, KANEKA came to the decision that the Share Exchange Ratio is reasonable and beneficial to shareholders of KANEKA, and determined that the implementation of the Share Exchange at the Share Exchange Ratio is reasonable.

In the meantime, as mentioned in “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” below, taking into consideration the document concerning the calculation of the share exchange ratio received on May 11, 2022 from SMBC Nikko Securities, which is CEMEDINE’s financial advisor and third party calculation institution, advice from Anderson Mori & Tomotsune (“Anderson Mori & Tomotsune”), which is CEMEDINE’s legal advisor, results of the due diligence conducted by CEMEDINE with respect to KANEKA, details of the Special Committee meetings, the document concerning the calculation of the share exchange ratio received on May 11, 2022 and submitted through the Special Committee from YAMADA Consulting Group Co., Ltd. (“Yamada Consulting”), which is a financial advisor and third party calculation institution independently appointed by the Special Committee and other materials, CEMEDINE held careful discussions and examinations on the implementation of the Share Exchange at the Share Exchange Ratio. Based on the contents of repeated negotiations and discussions with KANEKA regarding the terms and conditions of the Share Exchange including the Share Exchange Ratio, and the Response to Referrals (toshinsho) received on May 12, 2022 from the Special Committee and other matters, CEMEDINE came to the decision that the Share Exchange Ratio is reasonable and beneficial to minority shareholders of CEMEDINE, and determined that the implementation of the Share Exchange at the Share Exchange Ratio is reasonable.

As stated above, by using the calculation results of the Share Exchange Ratio submitted by their respective third party calculation institutions (for CEMEDINE, including the calculation result of the Share Exchange Ratio submitted by the Special Committee), KANEKA and CEMEDINE engaged in careful review based on the results of the due diligence conducted by each party with respect to the other party and other matters, and held repeated careful discussions and negotiations regarding the terms and conditions of the Share Exchange, including the Share Exchange Ratio, while comprehensively taking into consideration the financial conditions, asset conditions and future prospects of the companies, as well as other factors. As a result, KANEKA and CEMEDINE came to the decision that the Share Exchange Ratio is reasonable and beneficial to their respective shareholders, and determined that the implementation of the Share Exchange at the Share Exchange Ratio is reasonable. The Share Exchange Ratio may change upon mutual consultation pursuant to the Share Exchange Agreement, in the case of any material change to the conditions that served as the basis of the calculation.

(2) Matters related to the calculation of the Share Exchange Ratio

1) Names of the institutions appointed for the calculation and relationship with both companies

Nomura Securities as a third party calculation institution for KANEKA, SMBC Nikko Securities as a third party calculation institution for CEMEDINE, and Yamada Consulting as a third party calculation institution for the Special Committee are institutions independent of KANEKA and CEMEDINE, and do not fall under the category of a related party of both companies, and do not have significant interests that need to be noted for the purpose of the Share Exchange.

SMBC Nikko Securities and Sumitomo Mitsui Banking Corporation (“SMBC”), which are members of Sumitomo Mitsui Financial Group, Inc., are a shareholder and a major shareholder of KANEKA respectively holding 0.10% (as of the end of March 2022) and 4.74% (as of the end of March 2022) of the total number of issued and outstanding shares of the KANEKA Shares, and SMBC has transactions, including loans, with KANEKA and CEMEDINE as a part of their ordinary bank transactions. However, they have no significant interests that conflict with the interests of KANEKA and CEMEDINE with respect to the Share Exchange. According to SMBC Nikko Securities, SMBC Nikko Securities has internally taken adequate measures to prevent adverse effects, such as establishing firewalls between the section in charge of financial advisory and valuation of the KANEKA Shares and the CEMEDINE Shares and other sections. In addition, based on the facts that an adequate system to manage conflicts of interest, such as firewalls, has been established between SMBC Nikko Securities and SMBC, that although the remuneration to SMBC Nikko Securities for the Share Exchange includes a contingency fee to be paid subject to the consummation of the Share Exchange and other matters, the independence between CEMEDINE and SMBC Nikko Securities cannot be denied due to the fact that the contingency fee to be paid subject to the consummation of the Share Exchange is included, when taking into consideration matters such as the general practice in similar transactions as well as the appropriateness, etc., of a remuneration structure that would cause CEMEDINE to incur a reasonable amount of financial burden if the Share Exchange was not consummated, and that SMBC Nikko Securities has experience as a third party calculation institution in similar cases in the past, it is considered that, from the viewpoint of fairness, there is no problem if CEMEDINE requests SMBC Nikko Securities to conduct the valuation of shares of KANEKA and CEMEDINE. Therefore, SMBC Nikko Securities was selected as a third party calculation institution, independent of KANEKA and CEMEDINE.

The remuneration to Yamada Consulting in relation to the Share Exchange includes a fixed fee only, which will be paid regardless of the consummation of the Share Exchange, and does not include any contingent fee to be paid subject to the consummation of the Share Exchange and other matters.

2) Outline of the calculation

Nomura Securities conducted the calculation by adopting (i) the average market share price method, since the KANEKA Shares are listed on the Prime market of the Tokyo Stock Exchange and the Premier market of the Nagoya Stock Exchange, and the CEMEDINE Shares are listed on the Standard market of the Tokyo Stock Exchange, and quoted market share prices for both shares are available, (ii) the comparable companies method, since there are similar listed companies comparable with both KANEKA and CEMEDINE, and it is possible to analogize the share values with such method, and (iii) the discounted cash flow method (the “DCF method”) in order to reflect the prospective business activities of both companies.

The calculated ranges of the share exchange ratio using 1 as the per share equity value of the KANEKA Shares under the respective valuation methods, are as follows.

Method adopted	Calculated range of the share exchange ratio
Average market share price method	0.229 to 0.251
Comparable companies method	0.182 to 0.374
DCF method	0.198 to 0.431

In the average market share price method, based on the calculation base date of May 11, 2022, the closing price at the Tokyo Stock Exchange on the calculation base date, and simple average closing prices over the latest five-business-day period as well as one-month, three-month and six-month periods were used.

In calculating the aforesaid share exchange ratio, Nomura Securities assumed that public information and the information provided to Nomura Securities were all accurate and complete, and did not independently verify their accuracy and completeness. With respect to the assets and liabilities (including derivatives, off-balance sheet assets and liabilities and other contingent liabilities) of both companies and their affiliates, Nomura Securities did not independently carry out any evaluation, appraisal or assessment, including analysis and evaluation of specific assets and liabilities, nor did it request third party institutions to carry out such appraisal or assessment. The financial results forecasts (including profit planning and other information) of each party were assumed to have been considered and prepared in a reasonable manner, based on the best possible and faithful forecast and judgment available to the management of both companies at the time they were considered and prepared. The calculation by Nomura Securities reflects the information and economic conditions that were obtained by Nomura Securities by May 11, 2022. The sole purpose of the calculation by Nomura Securities is to serve as a reference for the board of directors of KANEKA to consider the Share Exchange Ratio.

The future outlook of KANEKA that was used by Nomura Securities as the basis for the calculation with the DCF method includes a fiscal year in which a significant increase in earnings is projected. Specifically, for the fiscal year ending March 2022, a significant increase in earnings is projected compared to the previous fiscal year, due to the expansion of overseas sales backed by the global economic recovery, as well as the steady growth in sales of products in the targeted areas, including the new products of Medical Solution Vehicle (“Medical”) such as blood purification and catheter products, the small molecule and biopharmaceutical products of Pharma Solution Vehicle (“Pharma”), and supplements for the Americas. Also, the future outlook of CEMEDINE includes a fiscal year in which a significant increase in earnings is projected. Specifically, for the fiscal year ending March 2022, CEMEDINE expects the demand for products for automobile components and electric and electronic parts as part of the process of recovery from the significant market slowdown in the previous fiscal year due to the spread of COVID-19, and thus a significant increase in earnings compared to the previous year is projected. The synergies expected to be realized from the Share Exchange are not reflected in the financial results forecast used as the basis for the calculation under the DCF method, because, at this time, it is difficult to estimate the specific effect on earnings.

On the other hand, with respect to KANEKA, SMBC Nikko Securities conducted the calculation by adopting (i) the market share price method, since the KANEKA Shares are listed on the Prime market of the Tokyo Stock Exchange and the Premier market of the Nagoya Stock Exchange, and a quoted market share price for such shares is available, (ii) the comparable companies method since there are similar listed companies comparable with KANEKA, and it is possible to analogize the share values by comparing with similar listed companies, and (iii) the DCF method in order to reflect the prospective business activities.

In the market share price method, based on the calculation base date of May 11, 2022, the simple average closing prices over one-month (from April 12, 2022 to May 11, 2022), three-month (from February 14, 2022 to May 11, 2022) and six-month (from November 12, 2021 to May 11, 2022) periods on the Prime market of the Tokyo Stock Exchange were used.

In the comparable companies method, after selecting Toray Industries, Inc., Mitsubishi Gas Chemical Company, Inc., Daicel Corporation, DIC Corporation, Sumitomo Bakelite Co., Ltd., KUREHA Corporation, and Sanyo Chemical Industries, Ltd. as the similar listed company that was determined to be similar to KANEKA, the calculation was made using the EBITDA ratio against the enterprise value.

In the DCF method, the enterprise value and share value were evaluated on a present value basis, by discounting the free cash flow that KANEKA is expected to generate from January 2022 based on financial results forecasts for the fiscal year ending March 2022 through the fiscal year ending March 2025 prepared by KANEKA, using a fixed discount rate. The perpetual growth method and multiple method were used to calculate the going concern value under the DCF method. Specifically, the discount rate in the range of 5.76% to 7.04% was used. To calculate the discount rate, the Weighted Average Cost of Capital (“WACC”) was used. Also, the perpetual growth ratio of -0.25% to 0.25% was used for the calculation.

With respect to CEMEDINE, SMBC Nikko Securities conducted the calculation by adopting (i) the market share price method, since the CEMEDINE Shares are listed on the Standard market of the Tokyo Stock Exchange, and a quoted market share price for such shares is available, (ii) the comparable companies method, since there are similar listed companies comparable with CEMEDINE, and it is possible to analogize the share values by comparing with similar listed companies, and (iii) the DCF method in order to reflect the prospective business activities.

In the market share price method, based on the calculation base date of May 11, 2022, the simple average closing prices over one-month (from April 12, 2022 to May 11, 2022), three-month (from February 14, 2022 to May 11, 2022) and six-month (from November 12, 2021 to May 11, 2022) periods on the Standard market of the Tokyo Stock Exchange were used.

In the comparable companies method, after selecting LINTEC Corporation, Konishi Co., Ltd., Nichiban Co., Ltd., and Soken Chemical & Engineering Co., Ltd. as the similar listed company that was determined to be similar to CEMEDINE, the calculation was made using the EBITDA ratio against the enterprise value.

In the DCF method, the enterprise value and share value were evaluated on a present value basis, by discounting the free cash flow that CEMEDINE is expected to generate from April 2022 based on financial results forecasts for the fiscal year ending March 2023 through the fiscal year ending March 2025 prepared by CEMEDINE, using a fixed discount rate. The perpetual growth method and multiple method were used to calculate the going concern value under the DCF method. Specifically the discount rate in the range of 5.88% to 7.18% was used. To calculate the discount rate, WACC was used. Also, the perpetual growth ratio of -0.25% to 0.25% was used for the calculation.

The synergies expected to be realized from the Share Exchange are not reflected in the financial results forecasts used in the calculation under the DCF method because, at this time, it is difficult to estimate the specific effect on earnings. In addition, the business plan of KANEKA that was used by SMBC Nikko Securities as the basis for the calculation with the DCF method includes a fiscal year in which a significant increase in earnings is projected. Specifically, for the fiscal year ending March 2022, a significant increase in earnings is projected compared to the previous fiscal year, due to the expansion of overseas sales backed by the global economic recovery, as well as the steady growth in sales of products in the targeted areas, including Medical’s new products such as blood purification and catheter products, Pharma’s small molecule and biopharmaceutical products, and supplements for the Americas. The business plan of CEMEDINE that was used by SMBC Nikko Securities as the basis for the calculation with the DCF method is for the fiscal year ending March 2023 through the fiscal year ending March 2025, and no significant increase or decrease in earnings is expected in each fiscal year.

The calculated ranges of the number of common shares in KANEKA to be allotted against one common share in CEMEDINE under each of the valuation methods are as follows:

Method adopted	Calculated range of the share exchange ratio
Market share price method	0.229 to 0.242
Comparable companies method	0.161 to 0.251
DCF method	0.167 to 0.424

(Note) In preparing the document concerning the calculation of the share exchange ratio, SMBC Nikko Securities assumed that the materials and information used as the basis for the calculation of the share exchange ratio were all accurate and complete, and did not conduct independent verification, and it does not assume any obligation or liability with respect to the accuracy and completeness thereof. Also, KANEKA and CEMEDINE are assumed to have been not aware of any facts or circumstances that would cause the provided information to be inaccurate or misleading. In addition, with respect to the assets and liabilities of KANEKA and CEMEDINE and their affiliates, SMBC Nikko Securities did not independently carry out any evaluation, appraisal or assessment, nor did it request third party institutions to carry out such evaluation, appraisal or assessment. If any issue is found with respect to the accuracy or completeness of these materials or information, the calculation results may change significantly. Furthermore, it is assumed that there are no contingent or off-balance-sheet liabilities, including claims or liabilities relating to undisclosed lawsuits, disputes, environmental, tax or other matters related to KANEKA and CEMEDINE and their affiliates, or other fact that would materially affect the document concerning the calculation of the share exchange ratio. The business plans, etc., of KANEKA and CEMEDINE used in the document concerning the calculation of the share exchange ratio by SMBC Nikko Securities were assumed to have been prepared by KANEKA and CEMEDINE respectively in a reasonable and appropriate manner, based on the best possible forecast and judgment available as of the calculation base date. In addition, if the document concerning the calculation of the share exchange ratio contains an assumption that the analysis was made based on the materials and information provided to SMBC Nikko Securities, it is assumed that the provided materials, information and assumptions are accurate and reasonable. SMBC Nikko Securities did not conduct independent verification, and it does not assume any obligation or liability with respect to the accuracy, reasonableness and feasibility of these assumptions.

The calculation results by SMBC Nikko Securities were submitted to CEMEDINE for the sole purpose of serving as a reference for the board of directors of CEMEDINE to consider the share exchange ratio, and such calculation results do not constitute an opinion of SMBC Nikko Securities on the fairness of the Share Exchange Ratio.

Yamada Consulting conducted the calculation by adopting (i) the market share price method, since the KANEKA Shares are listed on the Prime market of the Tokyo Stock Exchange and the Premier market of the Nagoya Stock Exchange, and a quoted market share price for such shares is available, (ii) the comparable companies method, since there are similar listed companies comparable with KANEKA, and it is possible to analogize the share values by comparing with similar companies, and (iii) the DCF method in order to reflect the prospective business activities.

In the market share price method, based on the calculation base date of May 11, 2022, the closing price on the calculation base date, and simple average closing prices over one-month (from April 12, 2022 to May 11, 2022), three-month (from February 14, 2022 to May 11, 2022) and six-month (from November 12, 2021 to May 11, 2022) periods on the Prime market of the Tokyo Stock Exchange were used.

In the comparable companies method, after selecting Denka Company Limited, Daicel Corporation, Sumitomo Bakelite Co., Ltd., KUREHA Corporation, Sanyo Chemical Industries, Ltd., and Nippon Shokubai Co., Ltd. as the similar listed company that engages in a business comparatively similar to that of KANEKA, the calculation was made using the EBITDA ratio against the enterprise value (EV/EBITDA ratio).

In the DCF method, the enterprise value and share value were evaluated on a present value basis, by discounting the free cash flow that KANEKA is expected to generate from January 2022, based on financial results forecasts for the fiscal year ending March 2022 through the fiscal year ending March 2025 prepared by KANEKA, using a fixed discount rate. The perpetual growth ratio method and multiple method were used to calculate the going concern value under the DCF method. Specifically, the discount rate in the range of 6.15% to 7.15% was used. To calculate the discount rate, WACC was used. Also, the perpetual growth ratio of -0.25% to 0.25% was used for the calculation .

With respect to CEMEDINE, Yamada Consulting conducted the calculation by adopting (i) the market share price method, since the CEMEDINE Shares are listed on the Standard market of the Tokyo Stock Exchange, and a quoted market share price for such shares are available, (ii) the comparable companies method, since there are similar listed companies comparable with CEMEDINE, and it is possible to analogize the share values by comparing with similar companies, and (iii) the DCF method in order to reflect the prospective business activities.

In the market share price method, based on the calculation base date of May 11, 2022, the closing price on the calculation base date, and simple average closing prices over one-month (from April 12, 2022 to May 11, 2022), three-month (from February 14, 2022 to May 11, 2022) and six-month (from November 12, 2021 to May 11, 2022) periods on the Standard market of the Tokyo Stock Exchange were used.

In the comparable companies method, after selecting Nichiban Co., Ltd., Konishi Co., Ltd., and Soken Chemical & Engineering Co., Ltd. as the similar listed company that engages in a business comparatively similar to that of CEMEDINE, the calculation was made using the EBITDA ratio against the enterprise value (EV/EBITDA ratio).

In the DCF method, the enterprise value and share value were evaluated on a present value basis, by discounting the free cash flow that CEMEDINE is expected to generate from April 2022, based on financial results forecasts for the fiscal year ending March 2023 through the fiscal year ending March 2025 prepared by CEMEDINE, using a fixed discount rate. The perpetual growth ratio method and multiple method were used to calculate the going concern value under the DCF method. Specifically, the discount rate in the range of 5.46% to 6.46% was used. To calculate the discount rate, WACC was used. Also, the perpetual growth ratio of -0.25% to 0.25% was used for the calculation.

The synergies expected to be realized from the Share Exchange are not reflected in the financial results forecasts used in the calculation under the DCF method because, at this time, it is difficult to estimate the specific effect on earnings. In addition, the business plan of KANEKA that was used by Yamada Consulting as the basis for calculation with the DCF method includes a fiscal year in which a significant increase in earnings is projected. Specifically, for the fiscal year ending March 2022, a significant increase in earnings is projected compared to the previous fiscal year, due to the expansion of overseas sales backed by the global economic recovery, as well as the steady growth in sales of products in the targeted areas, including Medical’s new products such as blood purification and catheter products, Pharma’s small molecule and biopharmaceutical products, and supplements for the Americas. According to the business plan of CEMEDINE that was used by Yamada Consulting as the basis for the calculation with the DCF method is for the fiscal year ending March 2023 through the fiscal year ending March 2025, and no significant increase or decrease in earnings is expected in each fiscal year.

The calculated ranges of the number of common shares in KANEKA to be allotted against one common share in CEMEDINE under each of the valuation methods are as follows:

Method adopted	Calculated range of the share exchange ratio
Market share price method	0.226 to 0.251
Comparable companies method	0.176 to 0.270
DCF method	0.184 to 0.452

(Note)	In calculating the share exchange ratio, Yamada Consulting, in principle, adopted the information provided by both companies and the information, etc., available to the public on the assumption that these documents and information were all accurate and complete, without independently verifying the accuracy and completeness thereof. With respect to assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of both companies, Yamada Consulting did not independently carry out any evaluation, appraisal or assessment, nor did it request third party institutions to carry out such evaluation, appraisal or assessment. Furthermore, financial results forecasts (including profit planning and other information) provided by both companies were assumed to have been reasonably prepared, based on the best possible forecast and judgment available to the management of both companies at the time they were provided. However, Yamada Consulting conducted interviews with both companies on their business plans that were the basis of the calculation, and after hearing the process of preparation thereof and the status of both companies, confirmed the rationality of such business plans from the viewpoint of whether there are any unreasonable points. The calculation by Yamada Consulting reflects the information and economic conditions that were obtained by Yamada Consulting as of May 11, 2022.

(3) Prospect of being delisted and the reasons therefor

As a result of the Share Exchange, CEMEDINE will become a wholly owned subsidiary of KANEKA on the effective date thereof (scheduled on August 1, 2022), and the CEMEDINE Shares are scheduled to be delisted on July 28, 2022 in accordance with the delisting standards of the Tokyo Stock Exchange (last trading date being July 27, 2022). If the current effective date of the Share Exchange changes, the delisting date will change accordingly.

After the delisting, the CEMEDINE Shares may no longer be traded on the Tokyo Stock Exchange. However, since the KANEKA Shares to be allotted to the shareholders of CEMEDINE as a result of the Share Exchange are listed on the Tokyo Stock Exchange and will remain tradable on and after the effective date, the shareholders of CEMEDINE who hold 355 or more CEMEDINE Shares as at the Record Time and are entitled to receive allotment of one unit (100 shares) or more of the KANEKA Shares should, despite the possibility that their allotment may contain some shares less than one unit depending on the number of shares they own, remain able to trade their shares of one share or more, whereby liquidity of shares shall be secured.

On the other hand, shareholders who own less than 355 shares of the CEMEDINE Shares as at the Record Time will receive allotment of the KANEKA Shares less than one unit, which is equivalent to 100 shares of the KANEKA Shares. According to the number of such shares less than one unit, the holders thereof are entitled to receive dividends from KANEKA based on the record dates on and after the effective date of the Share Exchange; however, such shares cannot be sold on any financial instrument exchange market. The persons who will hold shares less than one unit may request KANEKA to repurchase such shares. For the details of how such shares will be handled, please refer to “(Note 3) Treatment of shares less than one unit” in “(3) Details of the allotment of shares pertaining to the Share Exchange” of “2. Outline of the Share Exchange” above. In addition, for the details of how fractions less than one share resulting from the Share Exchange will be handled, please refer to “(Note 4) Handling of fractions less than one share” in “(3) Details of the allotment of shares pertaining to the Share Exchange” of “2. Outline of the Share Exchange” above.

Until the last trading day (scheduled on July 27, 2022), the holders of CEMEDINE Shares may trade their CEMEDINE Shares on the Tokyo Stock Exchange as usual, and will also be able to exercise their legal rights as provided for in the Companies Act and other related laws and regulations.

(4) Measures to ensure fairness (including measures to avoid conflicts of interest)

Since KANEKA already holds 8,218,700 shares of the CEMEDINE Shares (the ratio of voting rights to total number of issued and outstanding shares (15,167,000 shares) as of March 31, 2022 is 54.76%) and CEMEDINE is a consolidated subsidiary of KANEKA, CEMEDINE and KANEKA determined that it is necessary to ensure the fairness of the Share Exchange and have implemented measures to ensure the fairness (including measures to avoid conflicts of interest) as follows.

1)	Obtaining of calculation documents from independent third party calculation institutions

KANEKA appointed Nomura Securities as a third party calculation institution in early February 2022, which is independent of KANEKA and CEMEDINE, and obtained a document concerning the calculation of the share exchange ratio dated May 11, 2022. For the outline of this calculation document, please refer to “(2) Matters related to the calculation of the Share Exchange Ratio” above.

On the other hand, CEMEDINE appointed SMBC Nikko Securities as a financial advisor and a third party calculation institution in late February 2022, which is independent of KANEKA and CEMEDINE as well as the Share Exchange, and obtained a document concerning the calculation of the share exchange ratio dated May 11, 2022. For the outline of this calculation document, please refer to “(2) Matters related to the calculation of the Share Exchange Ratio” above. CEMEDINE has not obtained an opinion (fairness opinion) from SMBC Nikko Securities to the effect that the Share Exchange Ratio is appropriate or fair from a financial viewpoint.

Moreover, the Special Committee has obtained a document concerning the calculation of the share exchange ratio dated May 11, 2022 from Yamada Consulting, its own financial advisor and third party calculation institution, which is independent of KANEKA and CEMEDINE as well as the Share Exchange and was appointed after the Special Committee examined the independence, expertise, past records or the like thereof. For the outline of this calculation document, please refer to “(2) Matters related to the calculation of the Share Exchange Ratio” above. The Special Committee has not obtained an opinion (fairness opinion) from Yamada Consulting to the effect that the Share Exchange Ratio is appropriate or fair from a financial viewpoint.

2)	Advice from independent law firms

As legal advisors on the Share Exchange, KANEKA appointed OH-EBASHI LPC & PARTNERS and CEMEDINE appointed Anderson Mori & Tomotsune for legal advice on the various procedures for the Share Exchange and the method and process of decision-making from a legal perspective. Moreover, OH-EBASHI LPC & PARTNERS and Anderson, Mori & Tomotsune are independent of KANEKA and CEMEDINE as well as the Share Exchange, and do not have significant interest in the Share Exchange.

3)	Obtaining of the Response to Referrals (toshinsho) from the Special Committee that have no interest in CEMEDINE

In response to the proposal of the Share Exchange between CEMEDINE and KANEKA, the controlling shareholder of CEMEDINE, CEMEDINE resolved at its board of directors meeting held on February 25, 2022 to establish the Special Committee with the aim to avoid arbitrariness in the decision-making regarding the Share Exchange by CEMEDINE, a listed company, and to ensure fairness, transparency and objectivity of the decision-making process of CEMEDINE and the like. The Special Committee so established is comprised of the following five persons: Mr. Takao Oikawa and Mr. Chiharu Komachi (outside directors of CEMEDINE) and Mr. Yukio Hosono, Mr. Masahiro Watanabe and Mr. Satoshi Mizukawa (outside auditors of CEMEDINE), all of whom are designated as independent officers registered to the Tokyo Stock Exchange, and determined to be independent of KANEKA and CEMEDINE, hold a reasonable degree of knowledge of the business and management issues of CEMEDINE, and hold a relevant level of professional expertise and qualifications to consider the Share Exchange (regardless of the content of the Response to Referrals (toshinsho), the members of the Special Committee shall be paid a fixed amount of remuneration as a consideration for their duties, and this amount does not include contingency fees that will be paid upon the conclusion of the Share Exchange and other conditions). When examining the Share Exchange, CEMEDINE has consulted with the Special Committee on the following matters (collectively, the “Matters of Inquiry”): (i) whether the purpose of the Share Exchange is deemed legitimate and reasonable (including whether the Share Exchange will contribute to the enhancement of CEMEDINE’s corporate value), (ii) whether the appropriateness of the terms and conditions of the Share Exchange (including the Share Exchange Ratio) is ensured, (iii) whether the benefit of shareholders of CEMEDINE is sufficiently considered through fair procedures in the Share Exchange, and (iv) in addition to (i) through (iii) above, whether it can be considered that the decision by CEMEDINE to conclude the Share Exchange will not be disadvantageous to the minority shareholders of CEMEDINE.

The board of directors of CEMEDINE has also resolved that (a) the opinions of the Special Committee shall be respected to the maximum extent upon making decisions regarding the Share Exchange at the board of directors of CEMEDINE; (b) the board of directors of CEMEDINE shall not conclude the Share Exchange Agreement if the Special Committee determines that the Share Exchange Ratio and other terms and conditions of the Share Exchange are inappropriate; (c) upon the negotiations with KANEKA regarding the terms and conditions of the Share Exchange (including the Share Exchange Ratio), it shall ensure that the Special Committee may substantially affect the negotiation process regarding the terms and conditions of the transaction by confirming the policy in advance and reporting the status of the negotiation in a timely manner to the Special Committee, and obtaining its opinions, instructions and requests on important aspects; (d) it grants the Special Committee the right to use the advisors of CEMEDINE in relation to the Share Exchange, as well as to appoint the Special Committee’s own advisor if it deems it necessary (in such case, the cost of such appointment shall be borne by CEMEDINE); and (e) it grants the Special Committee the right to negotiate with KANEKA regarding the terms and conditions of the Share Exchange if necessary. The Special Committee has appointed Yamada Consulting as its own financial advisor and third party calculation institution on March 25, 2022 pursuant to the right described in (d) above.

The Special Committee held eleven meetings in total, which amounted to approximately 18 hours from March 4, 2022 to May 11, 2022. Outside the meetings, the Special Committee also carefully examined the Matters of Inquiry by expressing opinions, exchanging information and gathering information through emails and other means, and by holding occasional discussions when necessary. More specifically, at the first meeting of the Special Committee, the Special Committee approved the appointments, which were made by CEMEDINE, of SMBC Nikko Securities as a financial advisor and a third party calculation institution, and of Anderson, Mori & Tomotsune as a legal advisor after confirming that they have no problem with their professional expertise and independence. The Special Committee also approved the review structure of the Share Exchange established by CEMEDINE within its company (including the selection of officers and employees of CEMEDINE who will engage in the examination, negotiations and determinations for the Share Exchange and their duties) after confirming that the review structure has no problem in terms of independence. Further, at the first meeting of the Special Committee, each member of the Special Committee confirmed with each other his/her independence from KANEKA and the Share Exchange. Then, the Special Committee gathered information regarding the Share Exchange by (a) receiving explanations from KANEKA regarding the details of the Share Exchange proposal, the purpose of the Share Exchange, and the synergy effects to be expected from the Share Exchange and the like, and held a question and answer session for these matters, (b) receiving explanations from CEMEDINE regarding its business, background and circumstances that led to the Share Exchange proposal, the purpose of the Share Exchange, CEMEDINE’s views on the proposals from KANEKA, the effect of the Share Exchange on the corporate value of CEMEDINE, the method of preparation and contents of CEMEDINE’s business plan, and held a question and answer session for these matters, (c) receiving explanations from SMBC Nikko Securities on the calculation methods and results of the valuation of shares, and held a question and answer session for these matters, (d) receiving explanations from Yamada Consulting on the calculation methods and results of the valuation of shares, and held a question and answer session for these matters, (e) receiving advice from Anderson Mori & Tomotsune on measures to ensure the fairness of the Share Exchange procedures, and methods and processes for the decision making of the board of directors of CEMEDINE for the Share Exchange and measures to avoid other conflicts of interest, and held a question and answer session for these matters, (f) receiving explanation from Anderson Mori & Tomotsune, the legal advisor of CEMEDINE, on the results of legal due diligence conducted on KANEKA, as well as receiving explanations from EY Strategy and Consulting Co., Ltd., the financial advisor of CEMEDINE, on the results of financial due diligence it conducted on KANEKA, and Ernst & Young Tax Co., the tax advisor of CEMEDINE, on the results of tax due diligence it conducted on KANEKA, and held a question and answer session regarding the contents of each due diligence, and (g) confirming relevant materials relating to the Share Exchange, and carefully deliberated the Matters for Inquiry through careful discussion and examination based on the information above. Further, the Special Committee received explanation from CEMEDINE regarding the method of preparation and contents of CEMEDINE’s business plan, and also confirmed that there are no unreasonable aspects in the course of preparation of the business plan. Based on timely reports that the Special Committee has received from SMBC Nikko Securities on the background and details of the discussions and negotiations between KANEKA and CEMEDINE regarding the Share Exchange, the Special Committee was substantially involved in the process of negotiations with KANEKA until CEMEDINE received the final proposal on the consideration of the Share Exchange from KANEKA by holding several discussions on the policy of negotiation and other matters and by expressing its opinions or giving instructions or requests on the negotiation policy, such as the detailed share exchange ratio to be proposed upon negotiation of important aspects.

Through these processes, the Special Committee has carefully discussed and considered the Matters for Inquiry based on these explanations, calculation results and other materials it examined, and has submitted the Response to Referrals (toshinsho) to the board of directors of CEMEDINE on May 12, 2022 stating that the decision by CEMEDINE to carry out the Share Exchange is not found to be disadvantageous to CEMEDINE’s minority shareholders. For the outline of the Special Committee’s opinion, please see “(3) Summary of opinions obtained from persons without vested interest in the controlling shareholder concerning whether this transaction, etc., would not be disadvantageous to the minority shareholders” of “8. Matters related to the transactions, etc., with a controlling shareholder” below.

4)	Approval of all Directors excluding those who have interests, and opinions of all auditors that they have no objection

Among the eight directors of CEMEDINE, Mr. Hidesuke Amachi, the representative director, is from KANEKA, and Mr. Isao Otsu, Mr. Akihiko Iida, and Mr. Hiroaki Shiota, the directors, are seconded directors from KANEKA. Therefore, from the standpoint of avoiding any possible impact of structural conflicts of interest issues and information asymmetry issues in the Share Exchange, the board of directors meeting of CEMEDINE held today was convened by the attendance of four directors, excluding Mr. Hidesuke Amachi, the representative director, and directors Mr. Isao Otsu, Mr. Akihiko Iida, and Mr. Hiroaki Shiota, who participated in the deliberation and passed a resolution to conclude the Share Exchange by unanimous approval. Subsequently, in order to meet the quorum required by the Companies Act to ensure a valid adoption of a resolution, five directors including Mr. Hidesuke Amachi, the representative director, who had already retired from KANEKA, among the four directors who were not participating in the deliberations and resolutions at the above- mentioned board of directors meeting of CEMEDINE, once again discussed the matter and passed the above resolution by unanimous approval.

In addition, from the standpoint of avoiding any possible impact of structural conflicts of interest issues and information asymmetry issues in the Share Exchange, neither Mr. Hidesuke Amachi, the representative director, nor directors Mr. Isao Otsu, Mr. Akihiko Iida, and Mr. Hiroaki Shiota, participated in the discussion and negotiations on the Shares Exchange. However, Mr. Hidesuke Amachi, the representative director, participated only in the second stage of the resolution of the board of directors meeting in order to meet the quorum required by the Companies Act to ensure a valid resolution of the board of directors. In addition, at the above-mentioned board of directors meeting of CEMEDINE, all corporate auditors expressed their opinions that they have no objection to the above-mentioned resolution.

4. Overview of the concerned parties to the Share Exchange

		Wholly owning parent company in the share exchange	Wholly owned subsidiary in the share exchange
(1)	Name	KANEKA CORPORATION	CEMEDINE CO., LTD.

(2)	Location	2-3-18, Nakanoshima, Kita-ku, Osaka-shi, Osaka	Gate City Ohsaki East Tower, 1-11-2, Osaki, Shinagawa-ku, Tokyo

(3)	Name and title of representative	Minoru Tanaka, President	Hidesuke Amachi, President and Representative Director

(4)	Line of business	Manufacture and sale of products related to Material Solutions Unit, Quality of Life Solutions Unit, Health Care Solutions Unit, and Nutrition Solutions Unit		Manufacture and sale of glues, sealing materials, special paints, adhesives and other products

(5)	Capital	33,046 million yen (As of March 31, 2022)		3,050 million yen (As of March 31, 2022)

(6)	Date of establishment	September 1, 1949		April 22, 1948

(7)	Number of issued and outstanding shares	68,000,000 shares (As of March 31, 2022)		15,167,000 shares (As of March 31, 2022)

(8)	Accounting period	March 31		March 31

(9)	Number of employees	11,335 (Consolidated) (As of March 31, 2022)		549 (Consolidated) (As of March 31, 2022)

(10)	Major business partners	Domestic and overseas companies, etc.		KANEKA, Wakisangyo Co., Ltd

(11)	Main correspondent banks	Sumitomo Mitsui Banking Corporation, The Bank of Tokyo-Mitsubishi UFJ, Ltd.		The Bank of Tokyo-Mitsubishi UFJ, Ltd., The Risona Bank, Ltd., The Mitsubishi UFJ Trust & Banking Co., Ltd.

		The Master Trust Bank of Japan, Ltd.		KANEKA	54.76%
		(Trust Account)	13.49%	CEMEDINE Kyoeikai	9.37%
		Custody Bank of Japan, Ltd. (Trust		Nihon Willing K.K.	3.40%
		Account)	5.15%	LIXIL Corporation	2.0%
		Nippon Life Insurance Company		Asia Kendy Japan K.K.	1.37%
			4.77%	MIKI & CO., LTD.	1.33%
		Sumitomo Mitsui Banking Corporation		CEMEDINE’s Employees Shareholding
			4.74%	Association	1.12%
		Meiji Yasuda Life Insurance Company		Kimiko Kurokawa	0.90%
			4.33%	J and S INSURANCE SERVICE Co.,
(12)	Major shareholders and shareholding ratio	Custody Bank of Japan, Ltd. (Trust		Ltd.	0.83%
		Account No.4)	4.12%	Towa-Tsusho Co., Ltd.	0.71%
		MUFG Bank, Ltd.	3.54%	(As of March 31, 2022)
		Mitsui Sumitomo Insurance Company,
		Limited	3.23%
		BNYMSANV AS AGENT/CLIENTS LUX UCITS NON TREATY 1
			2.26%
		Kaneka Business Partner Shareholding
		Association	1.87%
		(As of March 31, 2022)

(13)	Relationship between the concerned parties

	Capital relationship	KANEKA owns 8,218,700 shares in CEMEDINE (54.76% of the issued and outstanding shares (excluding the treasury shares) as of March 31, 2022) and is the parent company of CEMEDINE.

	Personal relationship	One executive officer and two employees of KANEKA are serving as directors of CEMEDINE. In addition, one employee has been seconded from CEMEDINE to KANEKA, and six employees have been seconded from KANEKA to CEMEDINE.

	Business relationship	KANEKA cooperates with CEMEDINE in areas such as raw material supply and research and development.

	Qualification as related parties	CEMEDINE is a consolidated subsidiary of KANEKA, and KANEKA and CEMEDINE qualify as related parties to each other.

(14)	Operating results and financial position in the last three years

	KANEKA (Consolidated)			CEMEDINE (Consolidated)
Accounting period	Fiscal year ended March 2020	Fiscal year ended March 2021	Fiscal year ended March 2022	Fiscal year ended March 2020	Fiscal year ended March 2021	Fiscal year ended March 2022
Consolidated net assets	354,094	381,040	412,204	12,325	13,497	14,919
Consolidated total assets	653,262	667,429	726,959	22,371	22,515	24,682
Consolidated net assets per share (yen)	5,082.08	5,473.85	5,934.36	792.85	868.53	958.43
Consolidated net sales	601,514	577,426	691.530	27,674	25,759	28,577
Consolidated operating income	26,014	27,544	43,562	1,223	1,522	2,136
Consolidated ordinary income	20,166	22,066	40,816	1,174	1,518	2,148
Net income attributable to the shareholders of the parent company	14,003	15,831	26,487	796	1,063	1,479
Consolidated net income per share (yen)	214.70	242.68	406.01	53.23	71.00	98.60
Dividends per share (yen)	100.00	100.00	110.00	10.00	10.00	15.00

(Unit: millions of yen, unless specified otherwise)

5. Status after the Share Exchange

Wholly owning parent company in the share exchange
(1) Name	KANEKA CORPORATION

(2) Location	2-3-18, Nakanoshima, Kita-ku, Osaka-shi, Osaka

(3) Name and title of representative	Minoru Tanaka, President

(4) Line of business	Manufacture and sale of products related to Material Solutions Unit, Quality of Life Solutions Unit, Health Care Solutions Unit, and Nutrition Solutions Unit

(5) Capital	33,046 million yen

(6) Accounting period	March 31

(7) Net assets	Not finalized as of the present.

(8) Total assets	Not finalized as of the present.

6. Summary of accounting treatment

The Share Exchange is expected to fall under the category of a transaction, etc., under common control under the Accounting Standards for Business Combinations.

7. Outlook for the future

Since CEMEDINE is already a consolidated subsidiary of KANEKA, the impact of the Share Exchange on the financial results for each of KANEKA and CEMEDINE is expected to be minor. However, if it becomes necessary to revise the financial results forecast or announce any matters in the future, a prompt announcement will be made.

8. Matters related to the transactions, etc., with a controlling shareholder

(1) Qualification as transactions, etc., with a controlling shareholder as well as compliance with the guidelines for the measures to protect minority shareholders

Since KANEKA, which owns 8,218,700 shares in CEMEDINE (54.76% of the issued and outstanding shares (excluding the treasury shares) as of March 31, 2022), is making CEMEDINE a wholly owned subsidiary through the Share Exchange, the Share Exchange falls under the category of a transaction, etc., with a controlling shareholder. In the “Guidelines on Measures to Protect Minority Shareholders in Conducting Transactions with Controlling Shareholders” indicated in its Corporate Governance Report announced on December 27, 2021, CEMEDINE states that “in considering any transactions with related parties, including the parent company, it is our policy to set reasonable prices based on market prices, etc., and confirm that there is no problem to ensure the protection of minority shareholders.” In relation to the Share Exchange, as described in “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” of “3. Rationale for the terms of allotment associated with the Share Exchange” above, CEMEDINE has taken measures to ensure the fairness and avoid conflicts of interest. Therefore, CEMEDINE believes these measures conform to the above guidelines.

(2) Matters related to measures to ensure fairness and to avoid conflicts of interest

As described in “(1) Qualification as transactions, etc., with a controlling shareholder as well as compliance with the guidelines for the measures to protect minority shareholders” above, the Share Exchange falls under the category of a transaction, etc., with a controlling shareholder for CEMEDINE. Therefore, CEMEDINE determined that it is necessary to take measures to ensure fairness and avoid conflicts of interest, and held careful discussions and examinations at its board of directors meeting on the conditions of the Share Exchange. Furthermore, CEMEDINE has determined that it has ensured fairness and avoided conflicts of interest by taking the measures described in “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” of “3. Rationale for the terms of allotment associated with the Share Exchange.”

(3) Summary of opinions obtained from persons without vested interest in the controlling shareholder concerning whether this transaction, etc., would not be disadvantageous to the minority shareholders

As described in “(4) Measures to ensure fairness (including measures to avoid conflicts of interest)” of “3. Rationale for the terms of allotment associated with the Share Exchange” above, in order to take great care in its decision making regarding the Share Exchange, eliminate any possibility of arbitrariness and conflicts of interest in the decision-making process of its board of directors and ensure the fairness of such decision-making process, as well as confirm that the decision of its board of directors to carry out the Share Exchange would not be disadvantageous to its minority shareholders, CEMEDINE established the Special Committee and requested its advice on the Matters of Inquiry. As a result, CEMEDINE obtained a Response to Referrals (toshinsho) as outlined below from the Special Committee on May 12, 2022.

1)	Referred Matters

(i)	It is recognized that the Share Exchange would be beneficial to enhance the corporate value of CEMEDINE, and the purpose thereof is found to be legitimate and reasonable.

(ii)	It is considered that the appropriateness of the terms and conditions of the Share Exchange, including the share exchange ratio, has been ensured.

(iii)	It is considered that, the interests of the shareholders of CEMEDINE have been fully considered through fair procedures as part of the Share Exchange.

(iv)	In addition to (i) through (iii) above, it is considered that the decision by CEMEDINE to implement the Share Exchange would not be disadvantageous to the minority shareholders.

2)	Purpose of the Response to Referrals

(i) Whether the purpose of the Share Exchange is found to be legitimate and reasonable (including whether the Share Exchange would be beneficial to enhance the corporate value of CEMEDINE)

The contents of the hearings, etc., the Special Committee held with CEMEDINE and KANEKA regarding matters such as the background and circumstances leading to the Share Exchange and purpose of the Share Exchange are outlined below:

•

While CEMEDINE has achieved certain results as a result of becoming a consolidated subsidiary of KANEKA, CEMEDINE and KANEKA are aiming to realize further synergy effects by blending KANEKA’s networks and development capabilities with CEMEDINE’s brand and sales capabilities in the market. However, in relation to the joint business operation and mutual use of business resources of both companies, a process to make optimal decisions in a quick and flexible manner with respect to the whole KANEKA Group has not been established, since careful examination is required that takes into consideration the interests of the CEMEDINE minority shareholders. This is an issue to be improved for the realization of further faster expansion of overseas businesses, new business development and technical development.

•

To this end, CEMEDINE and KANEKA believe that it is necessary for CEMEDINE to become a wholly owned subsidiary of KANEKA, in order to flexibly implement the business strategies of both groups from a medium- to long-term perspective, by accelerating business decisions through closer collaboration between both groups and by further utilizing the business resources of both groups, including assets, technology, know-how and overseas networks.

•

The following advantages are expected as a result of the Share Exchange: specifically, (i) by CEMEDINE’s active use of the business resources the KANEKA Group possesses, including its assets, technology, human resources, know-how, overseas operation bases and other infrastructures, CEMEDINE will further accelerate business restructuring, including expansion of new projects and promotion of globalization; (ii) by combining the CEMEDINE Group’s technology concerning adhesives with the KANEKA Group’s technology for polymer synthesis for raw resins, CEMEDINE will promote technology development of new adhesives, sealing materials and coating materials, etc., mainly for industrial use overseas, or the European and the United States markets in particular, while further strengthening the fundamentals of both companies; (iii) by adding the KANEKA Group’s thermal conductive adhesives for electric equipment and LED parts, and the CEMEDINE Group’s adhesives for electronic materials, to the product lineup of both companies, it will promote sales of such extensive lineup by utilizing both companies’ markets to further expand their business operations; (iv) it will realize flexible and quick decision-making regardless of the short-term stock market valuation, and by enhancing business efficiency through cost reduction, etc., associated with the termination of the listing of both parent company and its subsidiary, will accelerate the growth strategy by intensifying access to corporate resources such as the funds and human resources of the KANEKA Group; (v) it will exploit new business partners by closely sharing information regarding common business partners in the domestic businesses (construction and automobile businesses); and (vi) it will promote an exchange of human resources.

•

The following disadvantages are expected as a result of the Share Exchange: specifically, (i) there are matters of concern such as an adverse effect on business partners and lower morale of employees, however, it is considered that such impact can be reduced to a minimum level by taking measures such as providing careful explanations through interviews; (ii) the options for fund raising will be slightly reduced, however, considering the current financial condition of CEMEDINE, the low interest rate environment in indirect financing in recent years, and the fact that CEMEDINE can consider raising funds from KANEKA as necessary, the impact will be limited; and furthermore, (iii) as a result of delisting, weakening of the compliance system is a general concern, however, as a subsidiary of KANEKA, it is expected that CEMEDINE’s compliance system will rather be enhanced through the internal control of the business group.

The above explanation contains no specifically unreasonable elements and is found to be a reasonable result of examination. Therefore, it is recognized that the Share Exchange would be beneficial to enhance the corporate value of CEMEDINE, and the purpose thereof is found to be legitimate and reasonable.

(ii) Whether the appropriateness of the terms and conditions of the Share Exchange, including the share exchange ratio, is ensured

(a) Share exchange ratio

The share exchange ratio for the Share Exchange is found to exceed the upper limit of the calculation results of the market share price method by SMBC Nikko Securities and Yamada Consulting. In this regard, the premium in the Share Exchange compared to the latest closing price, and the simple average closing prices over one-month, three-month and six-month periods can be said to compare favorably with the premiums in recent other share exchange cases in which a listed parent company intended to make its listed subsidiary a wholly owned subsidiary.

The share exchange ratio for the Share Exchange is also found to exceed the upper limit of the calculation results of the comparable companies method by SMBC Nikko Securities and Yamada Consulting.

In addition, the share exchange ratio for the Share Exchange is found to be within the range of the calculation results of the DCF method by SMBC Nikko Securities and Yamada Consulting. Although the share exchange ratio for the Share Exchange is below the medium value of the calculation results of the DCF method by SMBC Nikko Securities and Yamada Consulting, it is close to the medium value, and comprehensively taking into consideration that an agreement was reached as a result of repeated careful discussions and negotiations between CEMEDINE and KANEKA with the involvement of the Special Committee, it is considered that the appropriateness of the share exchange ratio for the Share Exchange would not be denied.

Based on the foregoing, the share exchange ratio for the Share Exchange is considered to be appropriate.

(b) Fairness of the procedures for the negotiation process

As stated in “(iii) Whether the interests of the shareholders of CEMEDINE are fully considered in the Share Exchange through fair procedures” below, the procedures for the negotiation process leading to the Share Exchange are considered to be fair, and the Share Exchange Ratio is found to have been determined taking into consideration the result of such negotiation.

(c) Appropriateness of the Share Exchange scheme

Through the Share Exchange scheme, the KANEKA Shares will be allotted and delivered to the shareholders of CEMEDINE. This scheme is recognized as also being an advantageous method for the shareholders of CEMEDINE because the shareholders of CEMEDINE, through their holding of the KANEKA Shares, can enjoy the synergy effects expected after the Share Exchange, the business development and revenue expansion of KANEKA due to the realization of synergy effects, as well as the rise of the stock price of the KANEKA Shares as a result thereof. In addition, the KANEKA Shares, listed on the Prime market of the Tokyo Stock Exchange, are considered highly liquid and it is also possible for the shareholders of CEMEDINE to monetize such highly liquid KANEKA Shares acquired through the Share Exchange by trading them on the market.

No other aspects that are special or specifically unreasonable are found in the other conditions.

(d) Interim summary

Comprehensively taking into consideration the above matters, the appropriateness of the terms and conditions of the Share Exchange, including the share exchange ratio, is considered to be ensured.

(iii) Whether the interests of the shareholders of CEMEDINE are fully considered in the Share Exchange through fair procedures

Based on the fact that the Share Exchange will be implemented as a so-called “acquisition of a subordinate company by its controlling shareholder” and that there are structural conflict of interest issues, CEMEDINE took the measures as outlined below, in order to ensure the fairness of the procedures for the Share Exchange, eliminate any possibility of arbitrariness and conflicts of interest in the decision-making process leading to the decision to implement the Share Exchange:

•

In response to the proposal from KANEKA regarding the Share Exchange in late December 2021, CEMEDINE examined and established an independent examination system that will be necessary for the examinations of the Share Exchange, in order to ensure the fairness of the Share Exchange. Then, after mid-February of 2022, CEMEDINE started to conduct specific examinations regarding the Share Exchange, and resolved to establish the Special Committee at the board of directors meeting held on February 25, 2022. It is considered that CEMEDINE promptly established the Special Committee within a practically reasonable scope. In this regard, the Special Committee consists of two persons who are outside directors-cum-independent officers and three persons who are outside auditors-cum-independent officers. The remuneration to such persons includes a fixed fee only, which will be paid regardless of the consummation of the Share Exchange, and does not include any contingent fee to be paid subject to the consummation of the Share Exchange and other matters. Therefore, the independence from both KANEKA and the Share Exchange is considered to be recognized.

•

CEMEDINE appointed independent external experts and obtained professional advice, the document concerning the calculation of the share exchange ratio, and legal, financial and tax due diligence reports. Among the external experts, the remuneration to SMBC Nikko Securities includes a contingent fee to be paid subject to the consummation of the Share Exchange and other matters. However, taking into consideration matters such as the general practice in similar transactions as well as the appropriateness of a remuneration structure that would cause CEMEDINE to incur a reasonable amount of financial burden if the Share Exchange was not consummated, the independence of SMBC Nikko Securities cannot be considered to be denied due to the fact that such remuneration includes a contingent fee to be paid subject to the consummation of the Share Exchange.

•	The Special Committee also appointed its own independent external experts and obtained professional advice and the document concerning the calculation of the share exchange ratio.

•

CEMEDINE and the Special Committee did not obtain fairness opinions from SMBC Nikko Securities and Yamada Consulting to the effect that the share exchange ratio for the Share Exchange is appropriate or fair from a financial viewpoint. However, considering the examination process regarding the Share Exchange, it is not found that the circumstances exist where obtaining fairness opinions would be considered to be indispensable in order to examine the appropriateness of the Share Exchange. It is believed that the fairness of the procedures leading to the negotiation process and decision-making process regarding the Share Exchange cannot be denied even without obtaining fairness opinions.

•

Among the directors of CEMEDINE, the directors who have been seconded from KANEKA and the directors who are from KANEKA did not participate in or engage in the processes of consultation, negotiation and examination regarding the Share Exchange in order to avoid any possible impact of structural conflict of interest issues and information asymmetry issues in the Share Exchange, and no other facts are found that would give rise to any doubt in the fairness of the procedures.

•

Based on the negotiation policies approved by the Special Committee in advance, CEMEDINE conducted practical consultations and negotiations with KANEKA several times, in order to ensure the fairness of the share exchange ratio for the Share Exchange, from the standpoint of protecting the interests of minority shareholders, and succeeded in raising the share exchange ratio as a result of negotiation.

•

KANEKA is the controlling shareholder of CEMEDINE, holding more than 50% of the shares in CEMEDINE. In the hearing held by the Special Committee, KANEKA answered that it had no intention to sell the CEMEDINE Shares even if it receives any proposal or the like to acquire the CEMEDINE Shares. Thus, it cannot be considered that there is a high necessity for implementing an active market check, and it is not recognized as being unreasonable even if no measures are taken for a market check.

•

KANEKA is the controlling shareholder of CEMEDINE, holding more than 50% of the voting rights of all shareholders of CEMEDINE. If a so-called majority-of-minority condition is set for the Share Exchange, there is a concern that the effect of the Share Exchange, which will be beneficial to enhance the corporate value, might be blocked. Therefore, the lack of such condition is not recognized to be unreasonable.

•

It is found that, in the press release for the Share Exchange, adequate information will be disclosed for general shareholders of CEMEDINE to determine the appropriateness, etc., of the terms and conditions thereof.

Comprehensively taking into account the above matters, in the Share Exchange, it is considered that the interests of the shareholders of CEMEDINE are fully considered in the Share Exchange through fair procedures.

(iv) In addition to (i) through (iii) above, whether the decision by CEMEDINE to implement the Share Exchange is found to be not disadvantageous to the minority shareholders

Since no special circumstance is recognized where it should be considered that the decision by CEMEDINE to implement the Share Exchange is disadvantageous to the minority shareholders in any matters for examination other than (i) through (iii) above, it is recognized that the decision by CEMEDINE to implement the Share Exchange is not disadvantageous to the minority shareholders.

END

(Reference) Consolidated financial results forecast for the current fiscal year (announced on May 12, 2022) and consolidated financial results for the previous fiscal year of KANEKA

	(Unit: millions of yen)
	Consolidated net sales	Consolidated operating income	Consolidated ordinary income	Net income attributable to the shareholders of the parent company
Financial results forecast for the current fiscal year (Fiscal year ending March 2023)	740,000	48,000	43,000	28,000
Fiscal results for the previous fiscal year (Fiscal year ended March 2022)	691,530	43,562	40,816	26,487

(Reference) Consolidated financial results for the previous fiscal year of CEMEDINE

	(Unit: millions of yen)
	Consolidated net sales	Consolidated operating income	Consolidated ordinary income	Net income attributable to the shareholders of the parent company
Fiscal results for the previous fiscal year (Fiscal year ended March 2022)	28,577	2,136	2,148	1,479